Exhibit 10.1

SUBSCRIPTION LICENCE AND SERVICES AGREEMENT

by and between

NEC PAYMENTS B.S.C. (CLOSED)

and

APPTECH CORP.

This SUBSCRIPTION LICENCE AND SERVICES Agreement (the “Agreement”) is made as of the Effective Date between:

1.	NEC PAYMENTS B.S.C. (CLOSED) a company registered at Office 32, Classic Tower, Building 869, Road 3618, Block 436, Seef, Kingdom of Bahrain with commercial registration number 92080-1 and licensed and regulated by Central Bank of Bahrain as an Ancillary Services Provider and Payment Services Provider with license number ANC/015 (“NECP”); and
2.	APPTECH CORP., a corporation incorporated in the State of Wyoming whose principal office is at 5876 Owens Avenue, Suite 100, Carlsbad CA 92008, United States of America (“AppTech”).

The parties agree as follows:

1. Definitions.

(i)           “Affiliate” means any entity, directly or indirectly, controlling, controlled by, or under common control with, NECP.

(ii)          “AppTech Data” means information provided, entered or uploaded for use by or with the Subscription Software by AppTech or its Authorised Users and includes Personal Information.

(iii)         “AppTech Subsidiary” means any entity wholly or majority owned by AppTech (and “majority owned” in this context shall mean a shareholding of more than fifty percent (50%)).

(iv)         “Authorised Users” means employees of AppTech and AppTech’s Subsidiaries registered in the database with a unique UserID and a unique password.

(v)          “Card Association” means (i) MasterCard International Incorporated (ii) Visa Incorporated, (iii) any other card-sponsoring organisation or association that contracts with Financial Institutions to switch and/or settle transactions effected with Cards by Account Holders and has been designated as a Card Association by mutual agreement (in writing) of NECP and AppTech, and (iv) any successor organisation or association to any of the foregoing organisations or associations.

(vi)         “Commercially Reasonable Efforts” means those commercially reasonable efforts by that Party similar to the efforts that Party, in good faith, would make in similar circumstances for its own operations without procrastination, taking into consideration costs, the market potential of the product, the stage of its development or product life, competitiveness of the marketplace, regulatory environment, the patent or other proprietary position of the product, and other conditions then prevailing. It is understood that a party’s “Commercially Reasonable Efforts” will not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or that the Party in good faith believes may violate any applicable law or any order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the party and subject matter.

(vii)        “Confidential Information” means non-public information that is identified as or would be reasonably understood to be confidential and/or proprietary. Confidential Information of NECP includes, without limitation, the Documentation, the Subscription Software and Customisations, including any software code and all algorithms, methods, techniques, and processes revealed or utilised therein. Confidential Information of AppTech includes AppTech Data and other information that is both confidential and/or proprietary and clearly marked as Confidential Information by AppTech. Confidential Information does not include information that: (i) is or becomes known to the public without fault or breach of the Recipient; (ii) the Recipient obtains from a third party without restriction on disclosure and without breach of a non-disclosure obligation known to Recipient; or (iii) is independently developed by the Recipient without use of Confidential Information.

(viii)       “Customisations” means any components developed by NECP for AppTech and deployed in the hosted environment for the Subscription Software other than the Generally Available Subscription Software or components that AppTech may deploy via the standard user interface or tools included in the Generally Available Subscription Software. Customisations may include, without limitation, code, databases or third party extensions that are not included in the Generally Available Subscription Software. Customisations are to be identified in Section 6 of AppTech’s Subscription License Order Form.

(ix)         “Discloser” means the party providing Confidential Information to the Recipient.

(x)          “Documentation” means the then-current NECP-provided documentation relating to the features, functions, and use of the Subscription Software.

(xi)         “Documented Defect” means a material deviation between the then-current, general release version of the Subscription Software and its Documentation.

(xii)        “Effective Date” means the date identified on the signature page of this Agreement as the Effective Date.

(xiii)       “Equity Compensation” means that certain number of common shares of AppTech to be issued to NECP that is equal to fifteen percent (15%) of the total issued and outstanding shares of AppTech after taking into consideration the Funding. For avoidance of doubt, the foregoing calculation shall include all treasury shares, shares unissued but reserved under an employment or equity participation or incentive plan, or a stock option or any other instrument convertible into common shares of AppTech.

(xiv)       ‘Funding’ means the financial close of a capital raise in excess of Three Million Dollars United States Dollars (US$3,000,000) by the AppTech.

(xv)       ‘Funding Date’ means the achievement of a Funding no later than forty-five (45) days from the execution of this Agreement or such other date as may be agreed in writing by the Parties.

(xvi)       “Generally Available Subscription Software” means the Subscription Software without the Customisations identified in Section 6 of AppTech’s Subscription License Order Form.

(xvii)      “Go Live Date” means the date at the determination of AppTech that it first uses the Subscription Software to process payment transactions for its customers.

(xviii)    ‘ISO’ means a third-party trading as an independent sales organization providing payment processing services to merchants.

(xix)       ‘ISV’ means a third-party trading as an independent software vendor.

(xx)        “Initial Subscription Term” means the initial subscription period set forth on the applicable Order Form.

(xxi)       “Intellectual Property Rights” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) (including logos, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing.

(xxii)      “Issuer Processing Technologies” means those certain elements of the Subscription Software that enable AppTech and AppTech’s customers to create and issue payment cards and make outbound payments via other payment networks or channels. Any technology that meets the definitions of both Issuer Processing Technologies and Payment Acceptance Processing Technologies and or common elements used by both Issuer Processing Technologies and Payment Acceptance Processing Technologies shall be treated solely as Issuer Processing Technologies.

(xxiii)    “Licence Restriction” means any limitation on the use of the Subscription Software identified in an Order Form (e.g., number of Authorised Users, locations, connections).

(xxiv)    “or” means either or both, such as and/or.

(xxv)      “Order Form” means each order form between the parties incorporating the terms of this Agreement which shall contain, without limitation, a list of the Subscription Software and or Customisations and associated quantity and Licence Restriction, a description of the Subscription Services, Customisations, Subscription Fees, and payment terms.

(xxvi)     “Patent Rights” means rights arising out of or resulting from any and all U.S. and foreign patent applications and patents to which AppTech has title, at least partial ownership rights or exclusive licensing rights to during the Subscription Term. The Patent Rights include but are not limited to US Patents 8,369,828; 8,315,184; 8,572,166 and 8,073,895. The Patent Rights also include all patent applications and patents claiming priority to a patent application or patent included in the Patent Rights, including provisional applications, continuation applications, continuations-in-part applications, divisional applications, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts.

(xxvii)   “Payment Acceptance Processing Technologies” means those certain elements of the Subscription Software that enable AppTech and AppTech’s customers to accept payments using payment cards.

(xxviii)  “Personal Information” means information provided to NECP by or at the direction of AppTech, or to which access was provided to NECP in the course of NECP’s performance under this Agreement that: (i) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, e-mail addresses and other unique identifiers); or (ii) can be used to authenticate an individual (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers). Personal Information shall include any non-public personal information regarding any individual that is subject to applicable national, state, regional, and/or local laws and regulations governing the privacy, security, confidentiality and protection of non-public personal information.

(xxix)      “Recipient” means the party receiving Confidential Information of the Discloser.

(xxx)       “Renewal Term” means any renewal or extension of AppTech’s license to use the Subscription Software following the expiration of the Initial Subscription Term pursuant to Section 8(a) hereof.

(xxxi)      “Residual Knowledge” shall mean ideas, concepts, know-how or techniques related to the Discloser’s technology and Confidential Information that are retained in the unaided memories of the Recipient who had rightful access to Confidential Information.

(xxxii)    “Service Level Description” means the Service Level Description document applicable to the Subscription Services and attached as an exhibit to an Order Form.

(xxxiii)    “Source Code” means a series of instructions or statements in a computer language which, when processed by a compiler, assembler or interpreter, become executable by a computer and includes, without limitation, all comments, notes, flow charts, decision tables, argument lists and other human readable references relating to the operation, purpose, compilation, assembly or interpretation thereof. Source Code is limited to the Source Code of the Customisations developed by NECP for AppTech under this Agreement.

(xxxiv)   “Subscription Fees” means the license fees for Subscription Software and fees for the Subscription Services set forth on the applicable Order Form.

(xxxv)     “Subscription Services” means the Subscription Software-related application hosting services and Support (as defined in Section 3(b) hereof) that NECP provides AppTech under this Agreement.

(xxxvi)   “Subscription Software” means collectively or individually the computer software programs identified in AppTech’s Subscription License Order Form for which NECP is providing the Subscription Services.

(xxxvii)  “Subscription Term” means the Initial Subscription Term or any Renewal Term, as applicable, pursuant to Section 8(a) hereof.

(xxxviii) “Territory” means the United States of America including its states, its commonwealths, the District of Columbia, its territories and its possessions.

(xxxix)    “Third Party Licensor” means a third party whose software products (“Third Party Products”) have been made available to NECP for distribution and licensing under the terms of its agreement with NECP (a “Third Party Agreement”).

(xxx)       “Updates” means generally available updates, enhancements or modifications to the then-current, general release version of the Subscription Software that are not separately priced or licensed as new products.

(xxxi)      “UserID” means a unique user identification credential used in combination with a unique password to access the Subscription Services.

(xxxii)    “Volume” means the net US Dollar value of transactions utilizing the Payment Acceptance Processing Technologies settled during a twelve (12) month period calculated as payment settlement transactions less refund settlement transactions.

2.           Licence.

Subject to the terms and conditions of this Agreement and the applicable Order Form, NECP hereby grants to AppTech a non-transferable, non-exclusive, limited license (without the right to sublease or sublicense) to access and use and to permit AppTech Subsidiaries and AppTech’s customers to access and use, the Subscription Software and the Subscription Services in the Territory, during the Subscription Term, in an operating environment hosted by NECP, for AppTech’s own use. AppTech hereby assumes responsibility for the adherence by AppTech Subsidiaries to the terms and conditions of the Agreement as if they were parties to it and shall be liable to NECP for any breach by AppTech Subsidiaries of such terms and conditions. Any rights not expressly granted in this Agreement are expressly reserved.

(a)           Conditional Exclusivity.

NECP hereby grants AppTech an exclusive license in the Territory on all Payment Acceptance Processing Technologies for twelve (12) months from the Go Live Date. The exclusive license to the Payment Acceptance Technologies means that NECP shall not sell or license the Payment Acceptance Processing Technologies or provide it as a Software-as-a-Service solution to any ISO, ISV, merchant or other entity for its use in the Territory. The exclusive license shall be extended for up to four (4) additional and successive twelve (12) month periods as described below provided that AppTech meets the Volume targets stated below for the prior twelve (12) month period:

(i)	transaction Volume target in months 1 through 12 after Go Live Date: $500,000,000;
(ii)	transaction Volume target in months 13 through 24 after Go Live Date: $1,000,000,000;
(iii)	transaction Volume target in months 25 through 36 after Go Live Date: $5,000,000,000;
(iv)	transaction Volume target in months 37 through 48 after Go Live Date: $10,000,000,000.

The exclusive license set forth in this clause 2(a) does not apply outside the Territory or to Issuer Processing Technologies. For avoidance of doubt, the exclusive license of clause 2(a) does not restrict NECP from marketing, selling, offering to sell, licensing or otherwise exploiting: (i) the Payment Acceptance Technologies with respect to activities outside the Territory and persons located outside of the Territory, including ISOs, ISVs, and merchants, and/or (ii) the Issuer Processing Technologies anywhere in the world.

(b)         Documentation.

AppTech may make a reasonable number of copies of the Documentation for the Subscription Software for its internal use in accordance with the terms of this Agreement.

(c)         Patent License and Related Customisations and Perpetual License.

i.               In consideration of certain development Customisations, AppTech hereby grants to NECP a perpetual, irrevocable, royalty-free, fully-paid, non-exclusive, non-transferable license to develop, make, use, sell, offer to sell, license and otherwise exploit payment processing technologies and the Subscription Software. (the “Patent License.”). Due to the Patent License, NECP’s past, current and future Payment Acceptance Processing Technologies and Subscription Software are not infringements of any patent in the AppTech’s Patent Rights. Furthermore, AppTech will defend, indemnify and hold NECP harmless from all claims of patent infringement related to AppTech’s Patent Rights. The Patent License does not include the right to sublease or sublicense the Patent Rights to any third-party developer of payment processing technologies. Subject to clauses 2(d) and 2(e) of this Agreement, the parties agree that this grant of this Patent License shall not affect the rights of AppTech to develop, market and sell products derived from technologies disclosed in AppTech’s patents. In consideration of this Agreement, any license fee for the Patent License shall be waived by AppTech.

ii.              NECP grants AppTech a non-exclusive license and Source Code copy for all development Customisations related to the Patent License and made by NECP for AppTech for so long as AppTech remains in compliance with this Agreement and pays all fees due to NECP under this Agreement. Upon termination of this Agreement, the non-exclusive license will be available to AppTech from NECP for a fee of US$ 50,000 per Instance. AppTech is entitled to enhance, operate, compile and sell licensed products based upon the Source Code. AppTech shall retain any and all intellectual property resulting from AppTech’s development, without contribution by NECP, of the Source Code, such as future improvements. However, AppTech is prohibited from using the Source Code after termination of this Agreement unless AppTech pays the above stated fee(s) for a non-exclusive license. The Source Code is Confidential Information and AppTech may disclose it in confidence to AppTech employees and AppTech consultants who have agreed to treat the Source Code as Confidential Information, and only to the extent necessary for continued development of AppTech products related to the Source Code. Further, AppTech is prohibited from distributing, reselling or licensing the Source Code under any circumstances.

iii.             AppTech retains all Patent Rights. AppTech shall determine if and when it shall seek Patent Rights. If AppTech pursues Patent Rights it shall do so at its own cost. Further, should a third-party attempt to invalidate the AppTech’s Patent Rights, all costs related to the defense of such claims are AppTech’s costs.

iv.            Upon successful development of Customisations related to the Patent License, AppTech may, in a reasonable period of time, request NECP file a patent application on such Customisations with the U.S. Patent and Trademark Office (USPTO). NECP will prepare and file the patent application with the USPTO if and only if NECP determines that it has invented a patentable invention embodied in such Customisations. After filing the patent application, NECP will comply with the disclosure requirements of 37 C.F.R. §1.56by citing AppTech’s published patent applications and patents that are prior art and material to the patentability of the invention(s) disclosed in the patent application. NECP may select the patent attorney of its choosing to represent NECP, prepare the patent application and prosecute the application before the USPTO. NECP shall make a Commercially Reasonable Effort to obtain a patent from USPTO based on the patent application.

(d)         License Restriction.

AppTech’s use of the Subscription Software and Subscription Services is subject to any Licence Restriction specified in the applicable Order Form.

(e)           Additional Restrictions on Use of the Subscription Software and Subscription Services.

In no event shall AppTech access the Subscription Software on any environment outside the hosted environment selected by NECP as part of the Subscription Services. In no event shall AppTech or its Authorised Users possess or control the Subscription Software or any related software code. AppTech is prohibited from causing or permitting the reverse engineering, disassembly or de-compilation of the Subscription Software. Except as expressly provided by this Agreement, AppTech is prohibited from using the Subscription Software to provide service bureau services to third parties. AppTech will not allow the Subscription Software to be used by, or disclose all or any part of the Subscription Software to, any person except Authorised Users. AppTech acknowledges and agrees that U.S. export control laws and other applicable export and import laws govern its use of the Subscription Software and AppTech will neither export or re-export, directly or indirectly, the Subscription Software, nor any direct product thereof in violation of such laws, or use the Subscription Software for any purpose prohibited by such laws.

(f)          Intellectual Property Rights Notices.

AppTech is prohibited from removing or altering any of the Intellectual Property Rights notice(s) embedded in the Subscription Software or that NECP otherwise provides with the Subscription Services. AppTech must reproduce the unaltered Intellectual Property Rights notice(s) in any full or partial copies that AppTech makes of the Documentation.

(g)          Ownership.

Use of the Subscription Software and Subscription Services does not grant any ownership rights in or to the Subscription Software, the Subscription Services, or the Documentation. AppTech Data shall be the sole property of AppTech. NECP may collect metadata related to use of the Subscription Software and Subscription Services (“Anonymous Data”) and such Anonymous Data (which in no event will include AppTech Data or Personal Information) shall be the sole property of NECP and not considered AppTech Data. NECP shall own all right, title and interest in Intellectual Property created by NECP during the term of this Agreement solely or jointly with AppTech and/or AppTech Subsidiary and related to or useful with the Subscription, Subscription Software, Customisation and/or the Documentation.

3.           Subscription Services.

(a)          Hosted Environment.

NECP will provide the application hosting environment, including the hardware, equipment, and systems software configuration and or public cloud computing services, on which NECP supports use of the Subscription Software and Subscription Services, on servers located at a facility selected by NECP and provided by NECP’s hosting partner as specified in the Order Form.

(b)          Support.

NECP shall (a) provide AppTech with access (via the internet, telephone or other means established by NECP) to NECP’s support helpline, (b) install, when and if generally available, Updates; and (c) use reasonable efforts to correct or circumvent any material deviation between the then-current, general release version of the Subscription Software and its Documentation (the foregoing referred to collectively as “Support”). Support is included in the Subscription Fee.

(c)          User Accounts.

AppTech is responsible for maintaining its own Authorised User UserIDs and passwords which can be managed through Subscription Software interfaces. AppTech is responsible for maintaining the confidentiality of AppTech’s UserIDs and passwords and shall cause its Authorised Users to maintain the confidentiality of their UserIDs and Passwords. AppTech is responsible for all uses of and activities undertaken with UserIDs registered on AppTech’s account. AppTech agrees to immediately notify NECP of any unauthorised use of AppTech’s UserIDs of which AppTech becomes aware.

(d)          Connectivity.

NECP will be responsible for maintaining connectivity from the application hosting environment to the internet and Card Association networks which is capable of servicing the relevant internet and Card Association network traffic to and from the hosted environment. AppTech is responsible for providing connectivity to the internet for itself and its Authorised Users. AppTech shall also be responsible for ensuring that latency and available bandwidth from the user’s desktop to the application hosting environment is adequate to meet AppTech’s desired level of performance. If AppTech requires a VPN or private network connection to the application hosting environment, AppTech is responsible for all costs associated with any such specialised network connectivity required by AppTech.

(e)          Restrictions.

NECP shall have no obligation to correct a problem caused by AppTech’s negligence, AppTech’s equipment malfunction or other causes beyond the control of NECP.

(f)           Customisations.

Customisations are not permitted without NECP’s prior written consent. If permitted, Customisations may only be created and deployed by NECP, and shall be documented in a separate Order Form between NECP and AppTech. Support or other services for Customisations are not available under this Agreement or included as part of the Subscription Fees and may only be purchased pursuant to a separate Order Form between NECP and AppTech.

4.           Payments, Issuance of Equity Compensation and Taxes.

(a)           Payment of Subscription Fees.

AppTech shall pay NECP the Subscription Fees set forth on the Order Form. Subscription Fees are payable in advance and NECP will invoice AppTech for Subscription Fees prior to the commencement of the portion of the Subscription Term to which such fees apply. If an Order Form is renewed after the Initial Subscription Term, the Subscription Fees may be subject to adjustment subject to NECP informing AppTech in writing of any such adjustment more than ninety (90) days in advance of expiry of the Initial Subscription Term or then current Renewal Term. Except as otherwise set forth in this Agreement, Subscription Fees are non-refundable. AppTech will pay each NECP invoice in accordance with the payment terms set forth on the Order Form. Notwithstanding anything to the contrary in this Agreement, NECP reserves the right to suspend access to the Subscription Services in the event of any past due Subscription Fees. NECP will provide AppTech with at least two (2) notices of non-payment of Subscription Fees prior to suspension of access to the Subscription Services for non-payment.

(b)          Issuance of Equity Compensation.

Promptly after Funding, no later than ten (10) days, the AppTech shall cause the Equity Compensation to be issued to NECP. For the avoidance of doubt, should Funding fail to transpire by the Funding Date, resulting in the termination of this Agreement, no issuance of Equity Compensation shall occur. Furthermore, the parties agree that the common shares of the Licensee to be issued to NECP as Equity Compensation shall be subject to a lock-up period of twelve (12) months commencing on the date of Funding (the “Lock-Up Period”). During the Lock-Up Period, the transfer of the common shares of the Licensee comprising the Equity Compensation shall be restricted.

(c)         Rule 144 Restricted Shares.

(i) This transaction has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock issuable as Equity Compensation subject to this Agreement were acquired by NECP in a transaction exempt from registration under the Securities Act and constitute Restricted Securities under the Rule 144 promulgated under the Securities Act. NECP acknowledges and agrees that, subject to the Registration Rights Agreement, the shares of common stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. NECP has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about AppTech, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three (3) month period not exceeding specified limitations.

(ii) NECP is aware of the AppTech’s business affairs and financial condition and has acquired sufficient information about the AppTech to reach an informed and knowledgeable decision to acquire the rights under this Agreement and the common stock. NECP agrees that AppTech afforded NECP and NECP’s advisors full and complete access to all information with respect to AppTech and AppTech’s operations that NECP and NECP’s advisors deemed necessary to evaluate the merits and risks of an investment in AppTech. NECP further acknowledges that NECP and NECP’s advisors have had the opportunity to ask questions of and receive answers from AppTech’s management concerning this investment. NECP has not used any broker or finder in respect of the Equity Compensation.

(iii) The shares of common stock will be acquired by the NECP for investment purposes, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that NECP has no present intention of selling, granting any participation in or otherwise distributing the same. NECP further represents that NECP does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of common stock.

(iv) The NECP acknowledges that each share of common stock acquired by the NECP pursuant to this Agreement shall bear a legend substantially to the following effect until the same is no longer required under the Securities Act:

“SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS APPTECH HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO APPTECH AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

The certificates evidencing the shares of common stock shall also bear any legend required by applicable state securities or corporate laws.

(d)          Taxes.

AppTech is responsible for paying all taxes (except for taxes based on NECP’s net income or capital stock) relating to this Agreement, any services provided and payments made under this Agreement and as may be applicable under laws of the Kingdom of Bahrain. Applicable VAT amounts (if any) are NOT included in the Subscription Fees set forth on any Order Form. NECP will invoice AppTech for applicable VAT and such invoices are payable in accordance with Section 4(a) hereof and the Order Form.

5.           Limited Warranties, Disclaimer of Warranties, and Remedies.

(a)          Right to Grant Licence.

NECP warrants that it owns all right, title and interest in and to the Subscription Software or has obtained rights in such Subscription Software sufficient to grant the licenses granted to AppTech under this Agreement. AppTech’s exclusive remedy, and NECP’s exclusive obligation, for a breach of this warranty is set forth in Section 7 hereof (Indemnity).

(b)          Limited Subscription Software Warranty by NECP and Remedy For Breach.

NECP warrants that the Subscription Software licensed to AppTech will operate without a Documented Defect for a period of twelve (12) months from the Subscription Service Ready Date defined in the Order Form. NECP’s sole obligation with respect to a breach of the foregoing warranty shall be to repair or replace the Subscription Software giving rise to the breach of warranty. If NECP is unable to repair or replace such Subscription Software within six (6) months of being notified by AppTech of an alleged breach of the foregoing warranty, then, subject to the limitations set forth in Section 14 of this Agreement, AppTech may pursue its remedies at law to recover direct damages resulting from the breach of this warranty. The remedies in this Section 5(b) are exclusive and in lieu of all other remedies, and represent NECP’s sole obligations, for a breach of the foregoing warranty. AppTech must provide notice to NECP of any warranty claim within the warranty period of twelve (12) months from the Subscription Service Ready Date defined in the Order Form. For clarity, AppTech’s entitlement to Support (as defined in Section 3(b)) in connection with any Documented Defect shall continue throughout the Subscription Term.

(c)          Malicious Code.

NECP warrants that it has used commercially reasonable efforts utilising generally accepted industry tools and practices to provide Subscription Software that does not contain any “time bombs,” “worms,” “viruses,” “Trojan horses,” “protect codes,” “data destruct keys,” or other programming devices that are intended to access, modify, delete, damage, deactivate or disable the Subscription Services (collectively, “Malicious Code”). As AppTech’s sole remedy for breach of this warranty, NECP shall take action immediately to investigate, identify and remove such Malicious Code from the Subscription Software.

(d)          Limited Services Warranty and Remedy For Breach.

NECP warrants to AppTech that NECP will render the Subscription Services with reasonable care and skill. NECP further warrants that the hosted environment will be available at all times throughout the Subscription Term, subject to the exceptions and allowances described in the Availability section of the applicable Service Level Description. The level of unavailability shall not exceed one half of one percent (0.5%) per month, excluding Scheduled Maintenance as described in the applicable Service Level Description (the “Down Time Warranty”). In the event of a breach of the foregoing warranty NECP shall apply service level credits based on the actual availability measure for the applicable period as follows:

Availability	Service Level Credit
99.900% or greater	No Service Level Credit
99.899% - 99.500%	5% of the monthly prorated annual maintenance subscription fee
99.499% - 99.000%	7.5% of the monthly prorated annual maintenance subscription fee
98.999% - 98.000%	10% of the monthly prorated annual maintenance subscription fee
Below 98.000%	12.5% of the monthly prorated annual maintenance subscription fee

For example, a 5% service level credit shall be equal to 5% of 1/12 of the 12 month annual maintenance subscription fee. Service level credits shall be applied to AppTech’s next invoice or, if AppTech has paid the final invoice under this Agreement, service level credits shall be paid to AppTech within thirty (30) calendar days following the determination that the credit is due. Except as set forth below, the service level credit is the exclusive remedy and is in lieu of all other remedies for breach of the Down Time Warranty.

(e)          Disclaimer of Warranties.

The limited warranties in this Section 5 are made to AppTech exclusively and are in lieu of all other warranties. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NECP MAKES NO OTHER WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH REGARD TO THE SUBSCRIPTION SOFTWARE AND SUBSCRIPTION SERVICES PROVIDED UNDER THIS AGREEMENT AND/OR ANY ORDER FORM, IN WHOLE OR IN PART. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NECP EXPLICITLY DISCLAIMS ALL WARRANTIES OF SATISFACTORY QUALITY, MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NECP EXPRESSLY DOES NOT WARRANT THAT THE SUBSCRIPTION SOFTWARE OR SUBSCRIPTION SERVICES, IN WHOLE OR IN PART, WILL BE ERROR FREE, OPERATE WITHOUT INTERRUPTION OR MEET APPTECH’S REQUIREMENTS.

(f)           Abrogation of Limited Warranty.

NECP shall have no obligation under this Section 5 to the extent that any alleged breach of warranty is caused by any modification of the Subscription Software not performed by or on behalf of NECP. To the extent that an alleged breach of warranty concerns a Third Party Product that is subject to a more limited warranty under a Third Party Agreement than specified in Section 5 above, NECP’s obligations hereunder will be further limited accordingly provided that details of the more limited warranty are set out in the Order Form pursuant to which such Third Party Products are licensed.

6.           Confidential Information.

(a)          Confidentiality.

The Confidential Information disclosed under this Agreement may be used, disclosed or reproduced only to the extent necessary to further and fulfill the purposes of this Agreement. Except as otherwise permitted under this Agreement, the Recipient will not knowingly disclose to any third party, or make any use of, the Discloser’s Confidential Information. The Recipient will use at least the same standard of care to maintain the confidentiality of the Discloser’s Confidential Information that it uses to maintain the confidentiality of its own Confidential Information, but in no event less than reasonable care. The non-disclosure and non-use obligations of this Agreement will remain in full force with respect to each item of Confidential Information for the duration of this Agreement and for a period of three (3) years thereafter; provided, however, that AppTech’s obligations to maintain the Source Code, Subscription Software and Documentation as confidential will survive for so long as any of the Source Code, Subscription Software and Documentation are trade secrets, and NECP’s obligations to maintain the AppTech Data as confidential shall survive for so long as NECP retains such AppTech Data in any of its systems. Each of AppTech and NECP shall be responsible for the breach of the confidentiality terms contained in this Section 6 by any of its directors, officers, employees, Authorised Users, agents, accountants and advisors. Notwithstanding the foregoing, this Section is not intended to prevent (a) a Recipient from using Residual Knowledge, subject to any Intellectual Property Rights of the Discloser, or (b) NECP from using Anonymous Data. If the Recipient should receive any request for disclosure of Confidential Information that is required by law, regulation or by governmental or self-regulatory authority with competent jurisdiction over the Recipient or any court or tribunal with competent jurisdiction over the Recipient, the Recipient shall (if allowed by law) provide the Discloser with prompt notice of such request or advice so that the Discloser may seek a protective order or pursue other appropriate assurance of the confidential treatment of the Confidential Information. Regardless of whether or not a protective order or other assurance is obtained, the Recipient shall furnish only that portion of the Discloser’s Confidential Information which is legally required to be furnished and to use reasonable efforts to assure that the information is maintained in confidence by the party to whom it is furnished.

(b)          Quality and Security Policies and Safeguards.

NECP shall establish and maintain administrative, technical, and physical processes and safeguards designed to ensure quality of services and protect against the destruction, loss, unauthorised access or alteration of AppTech Data and Personal Information in the possession or under the control of NECP or to which NECP has access, which are (i) in compliance with generally accepted industry standards including but not limited to the Payment Card Industry Data Security Standards (“PCI-DSS”), ISO9001 Quality Management System (“ISO9001”) and ISO27001 Information Security Management System (“ISO27001”); and (ii) required by applicable laws.

(c)         Review of Controls.

Once in each twelve (12) month period during the Subscription Term, NECP shall, at its cost and expense, engage duly qualified independent auditors to conduct a review of the design and operating effectiveness of NECP’s defined security and quality objectives and control activities in connection with the Subscription Services. NECP shall cause such auditors to prepare reports in accordance with standards of PCI-DSS, ISO9001 and ISO27001 (the “Audit Reports”). AppTech shall have the right to request and receive a copy of the Audit Reports and AppTech may share a copy of such Audit Reports with its auditors and regulators, provided that, such Audit Reports shall be NECP’s Confidential Information (as defined in this Agreement).

(d)         Security Incident Response.

In the event that NECP becomes aware that the security of any AppTech Data or Personal Information has been compromised, or that such AppTech Data or Personal Information has been or is reasonably expected to be subject to a use or disclosure not authorised by this Agreement (an “Information Security Incident”), NECP shall: (i) promptly (and in any event within twenty four (24) hours of becoming aware of such Information Security Incident), notify AppTech, in writing, of the occurrence of such Information Security Incident; (ii) investigate such Information Security Incident and conduct a reasonable analysis of the cause(s) of such Information Security Incident; (iii) provide periodic updates of any ongoing investigation to AppTech; (iv) develop and implement an appropriate plan to remediate the cause of such Information Security Incident to the extent such cause is within NECP’s control; and (v) cooperate with AppTech’s reasonable investigation or AppTech’s efforts to comply with any notification or other regulatory requirements applicable to such Information Security Incident.

(e)           Data Protection.

Any processing of Personal Information required in the performance of the Subscription Services will be performed by NECP, NECP employees, NECP’s Affiliates and subcontractors only as instructed by AppTech and only in accordance with applicable data protection legislation. AppTech shall ensure that it transfers Personal Information to NECP only to the extent required for NECP to provide the Subscription Services. AppTech shall ensure that all Personal Information which it supplies or discloses to NECP has been obtained fairly and lawfully and that it will obtain all necessary consents from persons whose data is being processed and registrations with authorities to permit NECP to transfer Personal Information to third parties pursuant to its obligations under this Agreement. NECP shall have no liability whatsoever for breaches of the applicable data protection legislation that arise as a result of its following AppTech’s instructions in providing the Subscription Services. Should AppTech’s instructions contravene or appear likely to contravene other legislation binding NECP, NECP will notify AppTech and request alternate instructions not in contravention of such legislation.

7.           Indemnification.

(a)          Indemnity by NECP.

NECP will defend, indemnify and hold AppTech harmless from and against any loss, cost and expense to the extent arising from a third party claim against AppTech that the Subscription Software or provision of the Subscription Services infringes any Intellectual Property Rights of others. NECP’s obligations under this indemnification are expressly conditioned on the following: (i) AppTech must promptly notify NECP of any such claim; (ii) AppTech must, in writing, grant NECP sole control of the defense of any such claim and of all negotiations for its settlement or compromise so long as such settlement or compromise does not result in payment of money by AppTech or an admission of guilt by AppTech (if AppTech chooses to represent its own interests in any such action, AppTech may do so at its own expense, but such representation must not prejudice NECP’s right to control the defense of the claim and negotiate its settlement or compromise); (iii) AppTech must reasonably cooperate with NECP to facilitate the settlement or defence of the claim. NECP will not have any liability hereunder to the extent the claim arises from (a) any modification of the Subscription Software by, on behalf of, or at the request of AppTech; or (b) the use or combination of the Subscription Software with any computer, computer platform, operating system and/or data base management system other than provided by NECP. If any Subscription Software is, or in NECP’s opinion is likely to become, the subject of an Intellectual Property Rights infringement claim, then NECP, at its sole option and expense, will either: (A) obtain for AppTech the right to continue using the Subscription Software under the terms of this Agreement; (B) replace the Subscription Software with products that are substantially equivalent in function, or modify the Subscription Software so that it becomes non-infringing and substantially equivalent in function; or (C) refund to AppTech the un-used portion of the Subscription Fee, if any, paid to NECP for the Subscription Software giving rise to the infringement claim, and discontinue AppTech’s use of such Subscription Software and Subscription Services. THE FOREGOING SETS FORTH NECP’S EXCLUSIVE OBLIGATION AND LIABILITY WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

(b)          Indemnity by AppTech.

AppTech will defend, indemnify and hold NECP harmless from and against any loss, cost and expense to the extent arising from a third party claim against NECP that the Patent Rights and or the Patent License infringes on any Intellectual Property Rights of others. AppTech’s obligations under this indemnification are expressly conditioned on the following: (i) NECP must promptly notify AppTech of any such claim; (ii) NECP must, in writing, grant AppTech sole control of the defense of any such claim and of all negotiations for its settlement or compromise so long as such settlement or compromise does not result in payment of money by NECP or an admission of guilt by NECP (if NECP chooses to represent its own interests in any such action, NECP may do so at its own expense, but such representation must not prejudice AppTech’s right to control the defense of the claim and negotiate its settlement or compromise); (iii) NECP must reasonably cooperate with AppTech to facilitate the settlement or defence of the claim. THE FOREGOING SETS FORTH APPTECH’S EXCLUSIVE OBLIGATION AND LIABILITY WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

8.           Term and Termination.

(a)           Term.

With respect to the Subscription Software, the Initial Subscription Term shall be as set forth on the applicable Order Form. After the Initial Subscription Term, the Subscription Term shall renew for successive five (5) year Renewal Terms, unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to expiration of the Initial Subscription Term or then current Renewal Term, as the case may be. Except as set forth in Section 5(d) and Section 8(b), the Subscription Term cannot be terminated prior to its expiration date. Notwithstanding the foregoing, AppTech will be allowed to cancel the renewal prior to the expiration of the Initial Subscription Term or the then current Renewal Term (as applicable) by notice in writing for reasons of non-appropriation of funding.

(b)           Conditional Exclusivity during Renewal Terms

Should AppTech choose to renew the Subscription Term and wishes to extend the conditional exclusivity described in 2(a) during the subsequent Renewal Term it shall notify NECP at least ninety (90) days prior to expiration of the Initial Subscription Term or then current Renewal Term as the case may be with a written request containing a revised Volume target for each twelve (12) month period in the subsequent Renewal Term. NECP shall consider any such written request in good faith and provide a written response approving or declining such request within sixty (60) days of receipt thereof.

(c)           Right of Termination for Material Breach.

Subject to 5(b) herein, if either party breaches any material obligation in this Agreement or an Order Form (including, without limitation, any obligation to pay Subscription Fees), and fails to remedy such breach (if such breach can be remedied) within thirty (30) days of receipt of written notice of such breach, the other party may terminate this Agreement (including all Order Forms hereunder). Notwithstanding the foregoing, to the extent such material breach cannot be remedied through efforts of the breaching party, the other party has the right to terminate this Agreement (including all Order Forms hereunder) on less than thirty (30) days’ written notice.

(d)           Right of Termination for Failure to Secure Funding.

Either Party may terminate this Agreement upon delivery of written notice if AppTech fails to secure the Funding by the Funding Date.

(e)           Effect of Termination.

Upon termination of this Agreement by either party, AppTech’s license to access and use the Subscription Software and Subscription Services shall immediately terminate as of the effective date of such termination. Termination of this Agreement will not release either party from making payments which may be owing to the other party under the terms of this Agreement. If AppTech properly terminates this Agreement pursuant to Section 8(b), NECP will refund any unused, prepaid Subscription Fees. Termination of this Agreement will be without prejudice to the terminating party’s other rights and remedies pursuant to this Agreement, unless otherwise expressly stated herein.

(f)           Return and Destruction of AppTech Data.

Upon termination or expiration of this Agreement, NECP shall promptly make all AppTech Data available to AppTech via export. Thereafter, NECP shall destroy all AppTech Data. In the event that AppTech requires any termination assistance services, NECP and AppTech shall mutually agree upon the scope of such termination assistance services and the fees and expenses payable for such termination assistance services.

(g)          Survival of Obligations. All obligations relating to non-use and non-disclosure of Confidential Information, limitation of liability, and such other terms which by their nature survive termination, will survive termination or expiration of this Agreement.

9.           Notices.

All notices required to be delivered by the provisions of this Agreement shall be deemed to have been received: (i) when delivered by hand; or (ii) on the day of delivery confirmation after being delivered by a reputable international courier service; or (iii) at the time sent via email; in each case to the principal business address or an agreed email address of the Parties set forth above, or such other principal business address or email address of which the notifying Party has been notified in accordance with this Clause 9 (“Business Address”).

The Parties agree that the Business Address for the Parties as of the date of this Agreement are as follows:

NECP:

Office 32, Building 869, Road 3618, Block 436

Seef District

Kingdom of Bahrain

Attn: Mr. Andrew Sims, CEO

And

AppTech:

5876 Owens Avenue

Suite 100

Carlsbad CA 92008

United States of America

Attn: Luke D’Angelo

The Parties further agree that, with regard to AppTech, the following email addresses shall be valid for service of notice under this Agreement: ldangelo@apptechcorp.com and gwachs@apptechcorp.com and with regard to NECP, the following email addresses shall be valid for service of notice under this Agreement: andrew.sims@necpayments.com and fuad.nonoo@necpayments.com.

10.        Force Majeure.

Except with respect to the payment of fees hereunder, neither party will be liable to the other for any failure or delay in performance under this Agreement due to circumstances beyond its reasonable control, including, without limitation, Acts of God, war, terrorist acts, accident, labor disruption, acts, omissions and defaults of third parties and official, governmental and judicial action not the fault of the party failing or delaying in performance, or the threat of any of the foregoing.

11.         Assignment.

AppTech may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of NECP, whether by operation of law or otherwise, including in connection with a change in control, merger, acquisition, consolidation, asset sale or other reorganisation, and any attempt at such assignment or transfer will be void. Such approval shall not be unreasonably withheld except in that event that AppTech attempts to assign this Agreement to a competitor of NECP or any of its Affiliates upon which consent may be withheld. NECP may at any time assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement provided the assignee assumes and agrees to comply with all the obligations under this Agreement. NECP shall notify AppTech of any such assignment and AppTech may terminate this Agreement by written notice within three (3) months of such notice of assignment where the assignee is an entity that AppTech is prohibited from contracting with.

12.         No Waiver.

A party’s failure to enforce its rights with respect to any single or continuing breach of this Agreement will not act as a waiver of the right of that party to later enforce any such rights or to enforce any other or any subsequent breach.

13.         Choice of Law; Dispute Resolution, Severability.

(a)           Subject to clause 13(b) below, this Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware and the federal laws of the United States. This Agreement is originally written in the English language and the English language version shall control over any translations. If any provision of this Agreement is illegal or unenforceable, it will be deemed stricken from the Agreement and the remaining provisions of the Agreement will remain in full force and effect.

(b)           The Parties agree to resolve any dispute in connection with this Agreement through good faith negotiations. In the event that a resolution of a dispute is not reached within fifteen (15) days of negotiations commencing the matter shall be escalated to the Chief Executive Officer of AppTech and the Chief Executive Officer of NECP who shall attempt to agree a final resolution to the dispute. In the event that a resolution is still not agreed within a further fifteen (15) days, the dispute, except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights or Intellectual Property Rights, disputes relating to Confidential Information, or the NECP Brand, or the enforcement of any claims seeking equitable relief, any claim arising out of or relating to dispute, interpretation or enforcement of any provision in this Agreement, or any breach thereof, shall be submitted to arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three and the place of arbitration shall be New York, United States of America. The language(s) of the arbitration shall be English. Any award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction. Each party shall bear their own costs for the arbitration, but they shall equally share the fees of the arbitrators. The arbitrators are explicitly authorised to award attorneys’ fees as part of any award. This arbitration provision shall be deemed to be self-executing and in the event either Party fails to appear at any properly noticed arbitration proceeding, award may be entered against either Party notwithstanding a Party’s failure to appear. Nothing in this Clause 13 shall bar the right of either Party to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that is likely to cause irreparable harm pending completion of the arbitration. For those matters excluded from arbitration under this provision, the Parties agree to use the United States Federal Courts located in the Eastern District of New York and they consent to the jurisdiction thereof for service of process.

14.         LIMITATIONS OF LIABILITY.

(a)           NO EXCLUSION. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY EXCLUDES OR LIMITS ITS LIABILITY IN RESPECT OF DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF THAT PARTY, OR LIABILITY FOR FRAUDULENT MISREPRESENTATION OR SUCH OTHER LIABILITY WHICH CANNOT UNDER APPLICABLE LAW BE EXCLUDED OR LIMITED BY AGREEMENT.

(b)          LIMITED LIABILITY. SUBJECT ALWAYS TO SECTION 14(a) AND EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 7, THE TOTAL LIABILITY OF NECP, ITS AFFILIATES AND THIRD PARTY LICENSORS, AND OF APPTECH AND ITS AFFILIATES, IN CONNECTION WITH OR RELATED TO THE SUBSCRIPTION SOFTWARE, THE SUBSCRIPTION SERVICES, OR ANY OTHER MATTER RELATING TO THIS AGREEMENT (WHATEVER THE BASIS FOR THE CAUSE OF ACTION) WILL NOT EXCEED FIVE HUNDRED THOUSAND UNITED STATES DOLLARS UNDER THIS AGREEMENT.

(c)           EXCLUSION OF DAMAGES. SUBJECT ALWAYS TO SECTION 14(a), IN NO EVENT WILL APPTECH, NECP, NECP’S AFFILIATES OR THIRD PARTY LICENSORS BE LIABLE FOR ANY DAMAGES FOR LOST PROFITS (WHETHER DIRECT OR INDIRECT), OR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND REGARDLESS OF WHETHER THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.         Audit Rights.

NECP (including any third party auditor retained by NECP) may audit the records and systems of AppTech to ensure compliance with the scope of the license granted herein and in each applicable Order Form. NECP will notify AppTech in writing at least ten (10) days prior to any such audit. Any such audit will be conducted during regular business hours and will not interfere unreasonably with AppTech’s business activities. NECP may audit AppTech no more than once in any twelve (12) month period. If an audit reveals that AppTech is using the Subscription Software or Subscription Services beyond the scope of the license granted herein (for example, in excess of the Licence Restriction), then, in addition to any other remedies available to NECP, AppTech will promptly pay NECP the underpaid Subscription Fees associated therewith based on NECP’s then-current list rates, as well as any applicable late payment charges.

16.         Compliance with Laws.

AppTech will comply with all laws, rules and regulations applicable to the use of the Subscription Software and the Subscription Services including, without limitation, by not submitting any AppTech Data that is illegal, defamatory, or that infringes any third party proprietary rights. NECP will comply with all laws, rules and regulations applicable to the provision of the Subscription Software and the Subscription Services including, without limitation, applicable anti-bribery and anti-slavery laws.

17.         Third Party Rights.

Unless expressly stated otherwise in this Agreement, no person other than a party to this Agreement shall have any rights to enforce any term of this Agreement either by operation of this Agreement or otherwise.

18.        Entire Agreement.

This Agreement and the Order Form contains the entire understanding of the parties with respect to its subject matter, and supersedes and extinguishes all prior oral and written communications between the parties about its subject matter. Any purchase order or similar document, which may be issued by AppTech in connection with this Agreement does not modify, supplement or add terms to this Agreement. No modification of this Agreement will be effective unless it is in writing, is signed by each party, and expressly provides that it amends this Agreement. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of digital imaging, electronic mail or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement and all Order Forms may be signed in counterparts.

Remainder of page left blank intentionally. Signature page follows.

THE PARTIES have executed this Agreement through the signatures of their respective authorised representatives.

Effective Date: 1 October 2020

NECP:		APPTECH:

NEC PAYMENTS B.S.C. (CLOSED)		APPTECH CORP.

By:	/s/ Fuad Nonoo	By:	/s/ Luke D’Angelo
Fuad Nonoo		Printed Name: Luke D’Angelo
Chairman and Authorized Person		Title: Interim CEO